    As filed with the Securities and Exchange Commission on March 15, 2004.
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              CAMBREX CORPORATION
               (Exact name of issuer as specified in its charter)

                Delaware                            22-2476135
        (State of Incorporation)                 (I.R.S. Employer
                                                Identification No.)

                             One Meadowlands Plaza
                       East Rutherford, New Jersey 07073
                                 (201) 804-3000
         (Address and telephone number of principal executive offices)

                 CAMBREX CORPORATION PERFORMANCE INCENTIVE PLAN
          CAMBREX CORPORATION DIRECTORS' COMMON STOCK FEE PAYMENT PLAN
                         AGREEMENT FOR N. DAVID EANSOR
                            (Full Title of the Plan)

                             Peter E. Thauer, Esq.
                  Senior Vice President - Law and Environment,
                         General Counsel and Secretary
                              Cambrex Corporation
                             One Meadowlands Plaza
                       East Rutherford, New Jersey 07073
                                 (201) 804-3000
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
 Title of Securities to      Amount to be     Proposed Maximum Offering       Proposed Maximum           Amount of
     be Registered            Registered         Price Per Share (1)      Aggregate Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------------
   Common Stock (par      139,552 shares (2)            $27.28                  $3,806,978.56             $482.34
   value $.10 per share)
----------------------------------------------------------------------------------------------------------------------
   Common Stock (par      32,683 shares (3)             $27.28                   $891,592.24              $112.96
   value $.10 per share)
----------------------------------------------------------------------------------------------------------------------
   Common Stock (par       7,300 shares (4)             $27.28                   $199,144.00               $25.23
   value $.10 per share)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Total Registration Fee:                                                                                   $620.53
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for shares of common stock of Cambrex Corporation as reported on the New York Stock Exchange on March 9, 2004.

(2) Represents 139,552 shares of common stock previously issued (subject to vesting) to certain of the selling shareholders named herein pursuant to grants, made by the compensation committee of Cambrex Corporation's board of directors, of performance incentive awards.

(3) Represents 32,683 shares of common stock previously issued to certain of the selling shareholders named herein pursuant to the Directors' Common Stock Fee Payment Plan adopted by Cambrex Corporation's board of directors in 1995, which requires a minimum of one-half of director fees to be paid in shares of common stock of Cambrex Corporation and allows directors to receive up to 100% of director fees in shares of common stock of Cambrex Corporation.

(4) Represents 7,300 shares of common stock previously issued to N. David Eansor pursuant to the terms of an agreement entered into in October 2000 when he became an employee of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

      In accordance with Form S-8 General Instruction C and Rule 429 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers the reoffer and resale of 139,552 shares of common stock of Cambrex Corporation ("Cambrex," the "Company," "we," "us" or "our") previously issued (subject to vesting) to certain current and former employees named herein (the "Employees") pursuant to grants, made by the compensation committee of our board of directors, of performance incentive awards.

      This registration statement also covers the reoffer and resale of 32,683 shares of common stock of Cambrex previously issued to certain current and former directors named herein (the "Directors") pursuant to the Directors' Common Stock Fee Payment Plan adopted by Cambrex's board of directors in 1995, which requires a minimum of one-half of director fees to be paid in shares of common stock of Cambrex and allows directors to receive up to 100% of director fees in shares of common stock of Cambrex.

      This registration statement also covers the reoffer and resale of 7,300 shares of common stock of Cambrex previously issued to N. David Eansor ("David Eansor" and together with the Employees and the Directors, the "Selling Shareholders") pursuant to the terms of an agreement entered into in October 2000 when he became an employee of the Company.

      This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 of the Securities Act. The second part contains information required in this registration statement pursuant to Part II of Form S-8. This reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 179,535 shares of common stock described in the previous three paragraphs.

PROSPECTUS

                              CAMBREX CORPORATION

                         179,535 SHARES OF COMMON STOCK

      This prospectus relates to 179,535 shares, in the aggregate, of common stock, par value $.10 per share, of Cambrex Corporation which may be offered or sold from time to time by the Selling Shareholders. 139,552 shares of common stock were previously issued (subject to vesting, as described below) to the Employees pursuant to grants, by the compensation committee of our board of directors, of performance incentive awards. 32,683 shares of common stock were previously issued to the Directors pursuant to the Directors' Common Stock Fee Payment Plan adopted by Cambrex's board of directors in 1995, which requires a minimum of one-half of director fees to be paid in shares of common stock of Cambrex and allows directors to receive up to 100% of director fees in shares of common stock of Cambrex. 7,300 shares of common stock were previously issued to David Eansor pursuant to the terms of an agreement entered into in October 2000 when he became an employee of the Company.

      The price at which a Selling Shareholder may sell any shares of common stock will be determined by the prevailing market price for such shares or through a privately negotiated transaction. We will receive no part of the proceeds of any sale of such shares made hereunder.

      Our common stock is traded on the New York Stock Exchange under the symbol "CBM". On March 9, 2004 the last reported sale price of our common stock on the New York Stock Exchange was $27.20 per share.

      The mailing address of our principal executive offices is One Meadowlands Plaza, East Rutherford, New Jersey 07073, and our telephone number is (201) 804-3000.

--------------------------------------------------------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------

      No person has been authorized to give any information or to make any representations, other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any Selling Shareholder or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

--------------------------------------------------------------------------------

      Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is March 15, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
CAMBREX CORPORATION.......................................................    5
RISK FACTORS..............................................................    5
USE OF PROCEEDS...........................................................   14
DILUTION..................................................................   14
SELLING SHAREHOLDERS......................................................   14
PLAN OF DISTRIBUTION......................................................   16
EXPERTS...................................................................   17
WHERE YOU CAN FIND MORE INFORMATION.......................................   17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   18

                              CAMBREX CORPORATION

      Cambrex is a leading innovative supplier of human health and biosciences products to the life sciences industry. Cambrex serves the innovative and generic pharmaceutical markets and the bioresearch, biotherapeutic and biopharmaceutical markets, including universities, research organizations and the government. On November 10, 2003, we completed the sale of substantially all the assets of our Rutherford Chemicals business, which was a manufacturer and distributor of specialty and fine chemicals into a variety of markets.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and in our annual reports on Forms 10-K when you evaluate our business. The risks and uncertainties described below are not the only ones the Company faces. Additionally, risks and uncertainties not presently known to the Company or that it currently deems immaterial also may impair its business operations. If any of the following risks occur, the Company's business, financial condition, operating results and cash flows could be materially adversely affected.

WE MAY PURSUE TRANSACTIONS THAT MAY CAUSE US TO EXPERIENCE SIGNIFICANT CHARGES TO EARNINGS THAT MAY ADVERSELY AFFECT OUR STOCK PRICE AND FINANCIAL CONDITION.

      We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business. These transactions could include mergers, acquisitions, strategic alliances or licensing agreements. In the future, we may choose to enter into these transactions at any time. As a result of acquiring businesses or entering into other significant transactions, we have previously experienced, and may continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or costs related to the write-off of acquired in-process research and development. These costs may also include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, employees, operations and facilities. Although we do not expect these charges to have a material adverse effect upon our overall financial condition, these charges could have a material adverse effect on our results of operations for particular quarterly or annual periods and they could possibly have an adverse impact upon the market price of our common stock.

WE MAY MAKE ACQUISITIONS OF BUSINESSES. INHERENT IN THIS PRACTICE IS A RISK THAT WE MAY EXPERIENCE DIFFICULTY INTEGRATING THE BUSINESSES OR COMPANIES THAT WE HAVE ACQUIRED INTO OUR OPERATIONS, WHICH WOULD BE DISRUPTIVE TO OUR MANAGEMENT AND OPERATIONS.

      The merger of two companies involves the integration of two businesses that have previously operated independently. Difficulties encountered in integrating two businesses could have a material adverse effect on the operating results or financial condition of the combined company's business. As a result of uncertainty following a merger and during the integration process, we could experience disruption in our business or employee base. There is also a risk that key employees of a merged company may seek employment elsewhere, including with competitors, or that valued employees may be lost upon the elimination of duplicate functions. If we and our merger partner are not able to successfully blend our products and technologies to create the advantages the merger was intended to create, it may affect our results of operations, our ability to develop and introduce new products and the market price of our common stock. Furthermore, there may be overlap between our products, services or customers, and a merged company may create conflicts in relationships or other commitments detrimental to the integrated businesses.

PHARMACEUTICAL, BIOPHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES MAY DISCONTINUE OR DECREASE THEIR USAGE OF OUR SERVICES.

      We depend on pharmaceutical, biopharmaceutical and biotechnology companies that use our services for a large portion of our revenues. Although there has been a trend among these companies to outsource drug production functions, this trend may not continue. We have experienced increasing pressure on the part of our customers to reduce spending, including the use of our services, as a result of negative economic trends generally and in the pharmaceutical industry. If these companies discontinue or decrease their usage of our services, including as a result of a slowdown in the overall United States or foreign economies, our revenues and earnings could be lower than we expect and our revenues may decrease or not grow at historical rates.

COMPETITION IN THE LIFE SCIENCES RESEARCH MARKET, AND/OR A REDUCTION IN DEMAND FOR OUR PRODUCTS, COULD REDUCE SALES.

      The markets for our products are competitive and price sensitive. Other life science suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products or services, our business, operating results, and financial condition could be seriously harmed. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors or other factors, which would have an adverse effect on our financial condition.

      The markets for certain of our products are also subject to specific competitive risks and can be highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

      We believe that customers in our markets display loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

FAILURE TO OBTAIN NEW OR RENEWED CONTRACTS OR CANCELLATION OF EXISTING CONTRACTS MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS.

      Many of the Company's contracts are short-term in duration. As a result, the Company must continually replace its contracts with new contracts to sustain its revenue. The Company's inability to generate new contracts on a timely basis would have a material adverse effect on its business, financial condition, and results of operations.

      In addition, many of the Company's long-term contracts may be cancelled or delayed by clients for any reason upon notice. Contracts may be terminated for a variety of reasons, including termination of product development, failure of products to satisfy safety requirements, unexpected or undesired results from use of the product or the client's decision to forego a particular study. The failure to obtain new contracts or the cancellation or delay of existing contracts could have a material adverse effect on the Company's business and results of operations.

OUR BIOPHARMA BUSINESS SEGMENT MAY EXPERIENCE SIGNIFICANT VOLATILITY IN PROFITABILITY AND HAS A LARGE AMOUNT OF GOODWILL RECORDED THAT WILL BE SUBJECT TO IMPAIRMENT IF FORECASTED PROFIT LEVELS ARE NOT OBTAINED.

      The Company's Biopharma business unit provides process development and manufacturing services on a contract basis to biopharmaceutical companies. This business has a very high fixed cost structure and its customers are often dependent on the availability of funding and pursuing drugs that are in earlier stages of clinical trials, and thus have high failure rates. Losses of one or more customers can result in significant swings in profitability from quarter to quarter and year to year. The Company has recorded a substantial amount of goodwill related to this business, which may be subject to an impairment charge if the business unit does not perform at or near projected levels in the future.

REVENUE IS DIFFICULT TO PREDICT.

      The Company's revenue is difficult to predict because it is primarily generated on a contract-by-contract or purchase order basis. Many of the contracts are short-term, and may be canceled at any time. Consequently, the Company does not have a significant backlog, nor is backlog a meaningful indicator of future revenue. As a result, much of the Company's revenue is not recurring from period to period, which contributes to the variability of results from period to period.

OUR OPERATING RESULTS MAY UNEXPECTEDLY FLUCTUATE IN FUTURE PERIODS.

      The Company's revenue and operating results have fluctuated, and could continue to fluctuate, on a quarterly basis. The operating results for a particular quarter may be lower than expected as a result of a number of factors, including the timing of contracts; the delay or cancellation of a contract; the mix of services provided; seasonal slowdowns in different parts of the world; the timing of start-up expenses for new services and facilities; and changes in government regulations. Because a high percentage of the Company's costs are relatively fixed (such as the cost of maintaining facilities and compensating employees), any one of these factors could have a significant impact on the Company's quarterly results. In some quarters, the Company's revenue and operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the Company's common stock would likely decline, even if the decline in revenue did not have any long-term adverse implications for the Company's business.

OUR MARKET SHARE DEPENDS ON NEW PRODUCT INTRODUCTIONS AND ACCEPTANCE.

      Rapid technological change and frequent new product introductions are typical for the market for certain of our products and services. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development, as well as on technology development elsewhere to support our effort to develop and introduce new products. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which may be difficult to regain. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

      In the past we have experienced, and may experience in the future, delays in the development and introduction of products. We cannot be assured that we will keep pace with the rapid change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of our products include:

      -     availability, quality and price as compared to competitive products;

      -     the functionality of new and existing products;

      - the timing of introduction of our products as compared to competitive products;

      - scientists' and customers' opinions of the product's utility and our ability to incorporate their feedback into future products;

      -     general trends in life sciences research.

      The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could adversely affect our business, financial condition and results of operations.

FAILURE TO OBTAIN PRODUCTS AND COMPONENTS FROM THIRD-PARTY MANUFACTURERS COULD AFFECT OUR ABILITY TO MANUFACTURE AND DELIVER OUR PRODUCTS.

      We rely on third-party manufacturers to supply many of our raw materials, product components, and in some case, entire products. In addition, we have a single source for supplies of some raw materials and components to our products. Manufacturing problems may occur with these and other outside sources. If such problems occur, we cannot assure you that we will be able to manufacture our products profitably or on time.

ANY SIGNIFICANT REDUCTION IN GOVERNMENT REGULATION OF THE DRUG DEVELOPMENT PROCESS, OR VIOLATIONS BY THE COMPANY OF CGMP AND OTHER GOVERNMENT REGULATIONS, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS AND RESULTS OF OPERATIONS.

      The design, development, testing, manufacturing and marketing of biotechnology and pharmaceutical products are subject to regulation by governmental authorities, including the United States Food and Drug Administration ("FDA") and comparable regulatory authorities in other countries. The Company's business depends in part on strict government regulation of the drug development process. Legislation may be introduced and enacted from time to time to modify regulations administered by the FDA and governing the drug approval process. Any significant reduction in the scope of regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the Company's business and results of operations.

      All facilities and manufacturing techniques used for manufacturing of products for clinical use or for commercial sale in the Unites States must be operated in conformity with current Good Manufacturing Practices ("cGMP") regulations. The Company's facilities are subject to scheduled periodic regulatory and customer inspections to ensure compliance with cGMP and other requirements. A finding that the Company had materially violated these requirements could result in regulatory sanctions, the loss of a customer contract, the disqualification of data for client submissions to regulatory authorities and/or a mandated closing of the Company's facilities. Any such material violations would have a material adverse effect on the Company's business and results of operations.

LITIGATION MAY HARM OUR BUSINESS OR OTHERWISE DILUTE OUR MANAGEMENT AND FINANCIAL RESOURCES.

      Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us.

      The Company is involved in a number of lawsuits including a class action lawsuit filed against Cambrex and five former and current Company officers alleging the failure to disclose in a timely fashion the restatement of results for the 1997 through 2001 time frame as discussed in the SEC investigation section below, as well as the loss of a significant contract at our Baltimore facility. If this matter, or any of the Company's other lawsuits, is resolved in an unfavorable manner, they could have a material adverse effect on the operating results and cash flows in future periods.

THE SEC INVESTIGATION INTO THE COMPANY'S INTER-COMPANY ACCOUNTING MATTER COULD HURT OUR BUSINESS.

      The Securities and Exchange Commission ("SEC") is currently conducting an investigation into the Company's inter-company accounting issue. The investigation began during the first half of 2003 after the Company voluntarily disclosed certain matters related to inter-company accounts for the five-year period ending December 31, 2001 that resulted in the restatement of the Company's financial statements for those years. The Company is fully cooperating with the SEC and does not expect further revisions to its historical financial statements relating to these issues. This investigation could lead to an adverse outcome and adversely affect our business, financial condition, results of operations and cash flows.

LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS.

      The Company depends on a number of key executives. The loss of services of any of the Company's key executives could have a material adverse effect on the Company's business. The Company also depends on its ability to attract and retain qualified scientific and technical employees. There is a significant shortage of, and intense competition for, qualified scientific and technical employees. There can be no assurance the Company will be able to retain its existing scientific and technical employees, or to attract and retain additional qualified employees. The Company's inability to attract and retain qualified scientific and technical employees would have a material adverse effect on the Company's business and results of operations.

POTENTIAL PRODUCT LIABILITY CLAIMS, ERRORS AND OMISSIONS CLAIMS IN CONNECTION WITH SERVICES THE COMPANY PERFORMS AND POTENTIAL LIABILITY UNDER INDEMNIFICATION AGREEMENTS BETWEEN THE COMPANY AND ITS OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

      The Company manufactures products intended for use by the public. In addition, the Company's services include the manufacture of pharmaceutical and biologic products to be tested in human clinical trials and for consumption by humans. These activities could expose the Company to risk of liability for personal injury or death to persons using such products, although the Company does not presently commercially market or sell the products to end users. The Company seeks to reduce its potential liability through measures such as contractual indemnification provisions with clients (the scope of which may vary from client-to-client, and the performances of which are not secured), exclusion of services requiring diagnostic or other medical services, and insurance maintained by clients. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of the indemnification agreements, if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance or indemnity. In addition, the Company could be held liable for errors and omissions in connection with the services it performs. The Company currently maintains product liability and errors and omissions insurance with respect to these risks. There can be no assurance that the Company's insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to the Company.

      The Company also indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a "Director and Officer" insurance policy that covers a portion of any potential exposure. The Company could be materially and adversely affected if it were required to pay damages or incur legal costs in connection with a claim above its insurance limits.

ASSESSMENTS BY VARIOUS TAX AUTHORITIES MAY BE MATERIALLY DIFFERENT THAN WE HAVE PROVIDED FOR.

      As a matter of course, the Company is regularly audited by federal, state, and foreign tax authorities. From time to time, these audits result in proposed assessments. While the Company believes that it has adequately provided for any such assessments, future settlements may be materially different than we have provided for and negatively affect our earnings.

      During 2003, the combination of a loss due to the sale of Rutherford Chemicals business, the Mylan settlement, and a geographic shift of forecasted income resulted in the recording of a valuation allowance against all net domestic deferred tax assets, except those for which the company has viable tax planning strategies. Going forward, until such time as the Company's domestic profitability is restored and considered by management to be sustainable for the foreseeable future, the Company will not record the income tax benefit or expense for domestic pre-tax losses and income respectively, and as such may experience significant volatility in its effective tax rate. Should the Company continue to experience domestic losses, certain tax planning strategies may also be negatively affected which could result in future increases to our domestic deferred tax asset valuation allowance.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      The Company has a revolving credit facility of approximately $269 million of which $105 million was outstanding at December 31, 2003 and privately placed debt of $100 million, which is a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, including from cash and cash equivalents on hand, we will be in default under the terms of the loan agreements, or indentures.

      Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

      - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

      - limiting our flexibility in planning for, or reacting to, changes in our business;

      - placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

      - making us more vulnerable to a downturn in our business or the economy generally;

      - requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

INTERNATIONAL ISSUES OR FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS.

      Our international revenues, which include revenues from our non-U.S. subsidiaries and export sales from the U.S., represented 61% of our product revenues in 2003 and 59% of our product revenues in 2002. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

      There are a number of risks arising from our international business, including:

      - foreign currencies we receive for sales outside the U.S. could be subject to unfavorable exchange rates with the U.S. Dollar and reduce the amount of revenue that we recognize;

      - the possibility that unfriendly nations or groups could boycott our products;

      - general economic and political conditions in the markets in which we operate;

      - potential increased costs associated with overlapping tax structures;

      - more limited protection for intellectual property rights in some countries;

      -     unexpected changes in regulatory requirements;

      - the difficulties of compliance with a wide variety of foreign laws and regulations;

      -     longer accounts receivable cycles in certain foreign countries; and

      -     import and export licensing requirements.

      A significant portion of our business is conducted in currencies other than the U.S. Dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. Dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rage fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in limited foreign exchange hedging transactions to manage our foreign currency exposure, but our strategies may not adequately protect our operating results from the full effects of exchange rate fluctuations.

THE MARKET PRICE OF OUR STOCK COULD BE VOLATILE.

      The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock may fluctuate substantially due to a variety of factors, including:

      - quarterly fluctuations in our operating income and earnings per share results;

      - technological innovations or new product introductions by us or our competitors;

      -     economic conditions;

      -     disputes concerning patents or proprietary rights;

      - changes in earnings estimates and market growth rate projections by market research analysts;

      -     sales of common stock by existing holders;

      -     loss of key personnel; and

      -     securities class actions or other litigation.

      The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

INCIDENTS RELATED TO HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

      Portions of our operations require the controlled use of hazardous materials. Although we are diligent in designing and implementing safety procedures to comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an incident, we could be liable for any damages that result, which could adversely affect our business.

      Additionally, any incident could partially or completely shut down our research and manufacturing facilities and operations.

      We generate waste that must be transported to approved storage, treatment and disposal facilities. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The storage, treatment and disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal is deemed to have violated such statues and/or regulations or if the storage, treatment and disposal facilities are inadequate and are proved to have damaged the environment.

      The Company is also party to several environmental remediation investigations and cleanups and along with other companies, has been named a "potential responsible party" for certain waste disposal sites. The Company has also retained the liabilities with respect to certain pre-closing environmental matters associated with the sale of the Rutherford Chemicals business. After reviewing information currently available, management believes any amount paid in excess of accrued liabilities will not have a material effect on its financial position or results of operations. However, these matters, if resolved in a manner different from the estimates, could have a material adverse effect on financial condition, operating results and cash flows when resolved in future reporting periods.

THE POSSIBILITY THE COMPANY WILL BE UNABLE TO PROTECT OUR TECHNOLOGIES COULD AFFECT OUR ABILITY TO COMPETE.

      Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot be assured that patents will be granted on any of our patent applications. We also cannot be assured that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We provide our customers the right to use our products under label licenses that are for research purposes only. These licenses could be contested, and we cannot be assured that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner.

      If a third party claimed an intellectual property right to technology we use, we may need to discontinue an important product or product line, alter our products and processes, defend our right to use such technology in court or pay license fees. Although we may under these circumstances attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all. Additionally, if our products are found to infringe a third party's intellectual property, we may be required to pay damages for past infringement, and lose the ability to sell certain products or receive licensing revenues.

                                USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of any shares of our common stock by the Selling Shareholders pursuant to this reoffer prospectus. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Shareholders.

                                    DILUTION

      Because any Selling Shareholders who offer and sell their shares of common stock covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

                              SELLING SHAREHOLDERS

      The shares of common stock to which this prospectus relates may be offered or sold from time to time by the Selling Shareholders. 139,552 shares of common stock were previously issued (subject to vesting, as described below) to the Employees pursuant to grants, by the compensation committee of our board of directors, of performance incentive awards on January 28, 1999, January 27, 2000, January 25, 2001, January 24, 2002, January 23, 2003 and January 22, 2004.
32,683 shares of common stock were previously issued to the Directors pursuant to the Directors' Common Stock Fee Payment Plan adopted by Cambrex's board of directors in 1995, which requires a minimum of one-half of director fees to be paid in shares of common stock of Cambrex and allows directors to receive up to 100% of director fees in shares of common stock of Cambrex. 7,300 shares of common stock were previously issued to David Eansor pursuant to the terms of an agreement entered into in October 2000 when he became an employee of the Company.

      The following table sets forth certain information as to the beneficial ownership of Cambrex's common stock as of January 30, 2004 for each Selling Shareholder (a current or former employee or director of the Company, as indicated below).

                            NUMBER OF SHARES                               NUMBER OF SHARES     PERCENTAGE OF SHARES
    NAME OF SELLING        BENEFICIALLY OWNED      MAXIMUM NUMBER OF      BENEFICIALLY OWNED     BENEFICIALLY OWNED
      SHAREHOLDER           PRIOR TO OFFERING    SHARES ELIGIBLE TO BE    AFTER THE OFFERING     AFTER THE OFFERING
                                   (3)                OFFERED (4)                (31)                   (32)
--------------------------------------------------------------------------------------------------------------------
Luke M. Beshar (1)               61,314                3,521 (5)                57,793                    *
Thomas N. Bird (1)               72,104                3,232 (6)                68,872                    *
Ronnie D. Carroll (1)            54,003                4,138 (7)                49,865                    *
N. David Eansor (1)              28,723                11,206 (8)               17,517                    *
Salvatore A. Gagliardo (1)        2,525                 858 (9)                  1,667                    *
Claes Glassell (1)               261,388               3,781 (10)               257,607                   *
Salvatore J. Guccione (1)        89,781                9,613 (11)               80,168                    *
Aaron H. Heifetz (1)              5,036                4,736 (12)                 300                     *
Keith Henderson (1)              57,076                7,076 (13)               50,000                    *
Steven M. Klosk (1)              303,836              12,733 (14)               291,103                 1.02%

Monika Lekander (1)              66,712                6,191 (15)               60,521                    *
James A. Mack (1)                689,491              44,714 (16)               644,777                 2.26%
Douglas MacMillan (1)            18,311                5,111 (17)               13,200                    *
Daniel R. Marshak (1)             3,064                3,064 (18)                  0                     --
William Massa (1)                  274                  274 (19)                   0                     --
Gary L. Mossman (1)              51,065                1,956 (20)               49,109                    *
Charles R. Piazza (1)             8,414                 721 (21)                 7,102                    *
Anthony J. Rotunno (1)            3,558                 391 (22)                 3,167                    *
Paolo Russolo (1)                104,853              12,353 (23)               92,500                    *
Peter E. Thauer (1)              400,365              10,792 (24)               389,573                 1.37%
Peter van Hoorn (1)               8,414                 391 (25)                 8,023                    *
Cyril C.  Baldwin, Jr. (2)      1,348,584              1,605 (26)              1,346,979                4.73%
Rosina B. Dixon (2)              27,460                6,210 (27)               21,250                    *
Kathryn R. Harrigan (2)          26,171                9,671 (28)               16,500                    *
Ilan Kaufthal (2)                41,618               10,022 (29)               31,596                    *
John R. Miller (2)               17,175                5,175 (30)               12,000                    *

* Less than 1%.
(1) Each Employee was eligible to receive performance incentive awards in a cash amount determined by the compensation committee of our board of directors, one-third of which was required to be used to purchase, on behalf of such Employee, shares of common stock in the open market if such Employee achieved certain performance goals. Such awards vest in one-third increments on the first, second and third anniversaries of the grant date and may not be sold until the third anniversary of the grant date. Unvested shares are forfeited upon termination of employment for any reason except normal retirement. Upon normal retirement, or in the case of a change-in-control of Cambrex, all shares awarded vest and the deferred sales restriction lapses. Prior to the year in which the performance incentive awards are payable, Employees have the right to defer receipt of vested shares pursuant to Cambrex's Deferred Compensation Plan.
(2) Each Director received shares of common stock pursuant to the Directors' Common Stock Fee Payment Plan adopted by Cambrex's board of directors in 1995, which requires a minimum of one-half of director fees to be paid in shares of common stock of Cambrex and allows directors to receive up to 100% of director fees in shares of common stock of Cambrex.
(3) The number of shares reported includes, as applicable, (i) shares of common stock subject to stock options which are held by such Selling Shareholder and are exercisable within 60 days of January 30, 2004, (ii) share equivalents held in the Company's Deferred Compensation Plan as of December 31, 2003, (iii) share equivalents held in the Director's Deferred Compensation Plan as of December 31, 2003, (iv) shares held in the Company's Savings Plan as of December 31, 2003, (v) shares held by a family member for which beneficial ownership of such shares is disclaimed, (vi) shares held in a trust, and (vii) Incentive Appreciation Units under the Company's 2000 Succession Planning Incentive Program.
(4) Only the shares acquired in connection with the performance incentive awards described in note (1), the shares acquired in connection with the Directors' Common Stock Fee Payment Plan described in note (2), and the shares acquired by David Eansor pursuant to the terms of an agreement described in note (8) are eligible to be offered under this prospectus.
(5) Executive Vice President and Chief Financial Officer. 1,173 of these shares will vest in January 2005, 1,173 in January 2006 and 1,175 in January 2007.
(6) Vice President, Corporate Development. 908 of these shares will vest in January 2005, 455 in January 2006 and 262 in January 2007.
(7) Vice President and Chief Technology Officer, Pharmaceutical Technologies. 830 of these shares will vest in January 2005, 585 in January 2006 and 262 in January 2007.
(8) President, Cambrex Bioproducts Business Unit. 1,303 of these shares will vest in January 2005, 823 in January 2006 and 406 in January 2007. 7,300 of these shares were previously issued to David Eansor pursuant to the terms of an agreement entered into in October 2000 when he became an employee of the Company.
(9) Vice President & General Manager of North American Operations of former Rutherford Chemicals business. 286 of these shares will vest in January 2005 and 286 in January 2006.
(10) Former President and Chief Operating Officer.
(11) Executive Vice President, Corporate Strategy and Development. 2,396 of these shares will vest in January 2005, 1,533 in

     January 2006 and 913 in January 2007.
(12) Vice President and General Manager of Cambrex Bio Science Baltimore, Inc. 1,578 of these shares will vest in January 2005, 1,579 in January 2006 and 392 in January 2007.
(13) President of former Rutherford Chemicals business. 1,322 of these shares will vest in January 2005 and 998 in January 2006.
(14) Executive Vice President, Administration and Chief Operating Officer of Cambrex Pharma and Biopharmaceutical Business Units. 2,968 of these shares will vest in January 2005, 2,087 in January 2006 and 1,044 in January 2007.
(15) Vice President and General Manager of Cambrex Therapeutics Business Unit. 903 of these shares will vest in January 2005, 498 in January 2006 and 262 in January 2007.
(16) President, Chairman of the Board and Chief Executive Officer. 7,719 of these shares will vest in January 2005, 4,963 in January 2006 and 2,609 in January 2007.
(17) Former Vice President and Chief Financial Officer.
(18) Vice President and Chief Technology Officer, Biotechnology. 1,020 of these shares will vest in January 2005, 613 in January 2006 and 262 in January 2007.
(19) President of former Specialty Chemicals Group.
(20) President and Chief Executive Officer of Cambrex Pharma and Biopharmaceutical Business Units. 652 of these shares will vest in January 2005, 652 in January 2006 and 652 in January 2007.
(21) Former Vice President and General Manager, BioResearch.
(22) Vice President and General Manager of Cambrex Bio Science Hopkinton, Inc. 130 of these shares will vest in January 2005, 130 in January 2006 and 131 in January 2007.
(23) President, Cambrex Profarmaco Business Unit. 1,828 of these shares will vest in January 2005, 1,158 in January 2006 and 783 in January 2007.
(24) Senior Vice President, Law & Environment, General Counsel and Corporate Secretary. 2,261 of these shares will vest in January 2005, 1,399 in January 2006 and 783 in January 2007.
(25) President, Cambrex Biopharmaceuticals Business Unit. 130 of these shares will vest in January 2005, 130 in January 2006 and 131 in January 2007.
(26) Former director.
(27) Current director.
(28) Current director.
(29) Current director.
(30) Current director.
(31) Assumes sale of all of the shares offered; however, the Selling Shareholder may or may not sell any of the offered shares.
(32) For the purpose of this table, the percent of issued and outstanding shares of common stock held by each Selling Shareholder has been calculated on the basis of 28,478,152 shares of common stock issued and outstanding (excluding treasury shares) on January 26, 2004.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock covered by this prospectus for the Selling Shareholders or their pledgees, donees, transferees or other successors-in-interest as a gift, partnership distribution or other non-sale-related-transfer after the date of this prospectus, who may sell the shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
      o     in privately negotiated transactions.

      Certain Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with certain Selling Shareholders. Certain Selling Shareholders may also sell the shares short and redeliver the shares to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

      Certain Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares, pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. In such cases, usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Shareholders.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                    EXPERTS

      The consolidated financial statements of Cambrex as of December 31, 2003 and for each of the fiscal years in the three year period ended December 31, 2003 are incorporated herein by reference from Cambrex's annual report on Form 10-K for the year ended December 31, 2003, in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We began filing documents with the Commission electronically on March 22, 1994. Our filings with the Commission are also available to the public from commercial document retrieval services. Some of our filings are available at http://www.cambrex.com.

      Our common stock is listed on the New York Stock Exchange. Reports and other information concerning Cambrex may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We filed a registration statement on Form S-8 to register with the Commission the shares of common stock offered by this prospectus. This document is part of that registration statement and constitutes a prospectus of Cambrex. As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or a document subsequently filed by us. This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial performance.

(a)  Annual Report on Form 10-K     Year ended December 31, 2003

(b)  Current Reports on Form 8-K    Dated January 22, 2004, November 10, 2003;
                                    October 23, 2003;
                                    October 17, 2003; August 7, 2003;
                                    July 24, 2003; April 24, 2003; April 3, 2003

(c) The description of the shares of common stock of Cambrex contained in the registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any amendment or report filed for the purpose of updating such description.

(d) All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

      Copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document, are available from us, at no cost, by writing or telephoning us at:

      Cambrex Corporation
      One Meadowlands Plaza
      East Rutherford, New Jersey 07073
      Tel: (201) 804-3000
      Attn: Secretary

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of that document, regardless of the time of delivery of this prospectus or of any sale of shares of common stock.

                                    PART II
                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents or extracts of documents, which previously have been filed by Cambrex with the Commission, are incorporated herein by reference and made a part hereof:

(a)  Annual Report on Form 10-K     Year ended December 31, 2003

(b)  Current Reports on Form 8-K    Dated January 22, 2004, November 10, 2003;
                                    October 23, 2003;
                                    October 17, 2003; August 7, 2003;
                                    July 24, 2003; April 24, 2003; April 3, 2003

(c) The description of the shares of common stock of Cambrex contained in the registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(d) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e) All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities covered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

      For purposes of this registration statement, any document or any statement deemed to be incorporated by reference herein or contained in an incorporated document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

      Cambrex's Restated Certificate of Incorporation provides for indemnification of Cambrex's officers and directors to the fullest extent permitted by the DGCL. Cambrex has purchased directors' and officers' liability insurance covering liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

      Cambrex's Bylaws provide a right to indemnification for expenses, attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any director or officer by reason of the fact that the director or officer is or was serving or has agreed to serve at the request of Cambrex as a director or officer of Cambrex or as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust or other enterprise, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, that the director or officer had no reasonable cause to believe that his conduct was unlawful. In an action by or in the right of the corporation, such indemnification shall be limited to expenses actually and reasonably incurred by such indemnified party in defense or settlement of such action and no indemnification shall be made in respect of any matter as to which such indemnified party shall have been adjudged to be liable to the corporation, unless the Delaware Chancery Court determines otherwise. Cambrex's Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Exemption for the original issuance of the shares of common stock which may be offered or sold from time to time by the Selling Shareholders pursuant to the reoffer prospectus contained in this registration statement is claimed under
Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to exhibit table in Item 601 of Regulation S-K):

10 Agreement, dated October 2, 2000, between N. David Eansor and Cambrex Corporation
23.1  Consent of PricewaterhouseCoopers LLP

ITEM 9. UNDERTAKINGS.

(1)   The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Cambrex pursuant to Section 13 or
                        Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Cambrex's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cambrex pursuant to the foregoing provisions, or otherwise, Cambrex has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cambrex of expenses incurred or paid by a director, officer or controlling person of Cambrex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cambrex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, Cambrex certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on this 15th day of March, 2004.

CAMBREX CORPORATION

By:  /s/ Peter E. Thauer
---------------------------------
Peter E. Thauer
Senior Vice President - Law and Environment,
General Counsel and Secretary

                               POWER OF ATTORNEY

      Each person whose signature appears below hereby severally constitutes and appoints James A. Mack, Luke M. Beshar and Peter E. Thauer, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title                                           Date

/s/ James A. Mack                                             March 15, 2004
--------------------------------------
James A. Mack
President, Chief Executive Officer
and Chairman of the Board

/s/ Luke M. Beshar                                            March 15, 2004
--------------------------------------
Luke M. Beshar
Executive Vice President and
Chief Financial Officer

/s/ Rosina B. Dixon                                           March 15, 2004
--------------------------------------
Rosina B. Dixon
Director

/s/ Roy W. Haley                                              March 15, 2004
--------------------------------------
Roy W. Haley
Director

/s/ Kathryn R. Harrigan                                       March 15, 2004
--------------------------------------
Kathryn R. Harrigan
Director

/s/ Leon J. Hendrix, Jr.                                      March 15, 2004
--------------------------------------
Leon J. Hendrix, Jr.
Director

/s/ Ilan Kaufthal                                             March 15, 2004
--------------------------------------
Ilan Kaufthal
Director

/s/ William B. Korb                                           March 15, 2004
--------------------------------------
William B. Korb
Director

/s/ Robert LeBuhn                                             March 15, 2004
--------------------------------------
Robert LeBuhn
Director

/s/ John R. Miller                                            March 15, 2004
--------------------------------------
John R. Miller
Director

/s/ Peter G. Tombros                                          March 15, 2004
--------------------------------------
Peter G. Tombros
Director